Exhibit 99.1




DATE:             February 5, 2008

CONTACT:          Alan W. Dakey
                  President & CEO
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061
                  (717) 692-2133

               MID PENN BANCORP, INC. REVISES 2007 EARNINGS UPWARD

         (Millersburg, PA) - Mid Penn Bancorp, Inc. (AMEX: MBP) reported a revised net income for the year 2007 of $4,671,000, compared to net income of $4,888,000 for the year 2006. Net income on a per share basis decreased by 3.6% to $1.34 for 2007, compared to $1.39 for 2006. Net income for 2007, originally reported as $4,491,000, did not include the death benefit on bank-owned life insurance (BOLI) of $180,000 received in the first quarter of 2008. The BOLI was held on a retired bank director as informal funding of a director retirement and fee deferral package. The director passed away late in 2007; thus, the death benefit, now known to be $180,000 is being recorded as tax-free income and a receivable as of the fourth quarter of 2007. This death benefit has a positive impact on 2007 earnings per share of $.06.

         The return on average equity was 11.8% for the year 2007 and 12.9% for 2006. The decrease in 2007 income compared to the prior year was primarily attributable to an increase in the provision for possible loan and lease losses of $190,000 during the year. The fourth quarter provision alone was $550,000 in 2007 based on a detailed analysis of non-performing assets. This increased provision represents the downgrading of a few large commercial loan relationships during the fourth quarter, as well as deteriorating economic conditions. Mid Penn Bank has not originated sub-prime loans, and therefore has not experienced losses attributable to this type of lending or investment. Other major factors affecting earnings during the year were the investment in two new offices in Middletown and Steelton in December 2006, the relocation of our Elizabethville Office in the spring of 2007, and the opening of a new office on Market Street in Camp Hill, Pennsylvania, in the fall of 2007, along with the associated initial facilities, staffing, and promotional expenses.

         Earnings for the fourth quarter of 2007 totaled $1,198,000 compared to $1,374,000 earned in the fourth quarter of 2006. Earnings per share were $.34 per share compared to $.41 per share for the fourth quarter of 2006. The decline was primarily attributable to the increased loan loss provision.

         Total assets at December 31, 2007, were approximately $510 million, an increase of 3.7% from the prior year. Total loans of $377 million as of December 31, 2007, increased by $18 million, or 5.0%, from the prior year. Total deposits as of December 31, 2007, of $373 million remained fairly flat during the year.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.